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                                                                  Exhibit No. 23


                        CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors of Market Facts, Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-61726) on Form S-8 of Market Facts, Inc. of our reports dated February 27, 1996, relating to the consolidated balance sheets of Market Facts, Inc. and subsidiaries as of December 31, 1995 and 1994, the related consolidated statements of earnings, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three year period ended December 31, 1995, which reports appear in or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of Market Facts, Inc.



KPMG Peat Marwick LLP
Chicago, Illinois
March 19, 1996